Exhibit 99.1

Allied Nevada Achieves Record Net Income of $47.7 Million or $0.53 Per Share in 2012

February 25, 2013 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada”, “we”, “us”, “our” or the “Company”) (TSX: ANV; NYSE MKT: ANV) is pleased to report operating and financial results for the year ended December 31, 2012. The Company produced 136,930 ounces of gold and sold 114,705 ounces of gold at adjusted cash costs1 of $638 per ounce for the year resulting in record revenues of $214.6 million. Net income increased 30% to $47.7 million or $0.53 per share, compared to $36.7 million or $0.41 per share for fiscal 2011.

2012 Results and Highlights:

•	To date, Hycroft achieved 183 days without a lost time accident amid a significant construction effort and doubling of the workforce at the mine in 2012.2

•	Revenue increased 41% over 2011 to a record $214.6 million.

•

Net income increased by 30% to a record $47.7 million or $0.53 per share in 2012. While significantly higher, net income in 2012 was impacted by increased net interest expense and income tax expense of $17.9 million and $16.4 million respectively (compared with $0.7 million and $6.3 million, respectively, in 2011). The increased interest expense arose from the May 2012 issuance of the senior unsecured notes and additional capital lease obligations of $94.9 million entered into during 2012. These costs were partially offset by lower exploration, development and land holding costs during 2012.

•

Record production and sales were achieved in 2012. Production from Hycroft in 2012 of 136,930 ounces of gold and 794,097 ounces of silver was 32% and 66% higher than 2011 production results, respectively. Sales of 114,705 ounces of gold and 696,144 ounces of silver surpassed 2011 sales by 30% and 87%, respectively.

•

Adjusted cash costs[1] increased 31% to $638 per ounce in 2012 and were negatively impacted by increased production costs in the first half of 2012, selling costs associated with in-process inventories, and an increase in the average cost per ounce in beginning of the year 2012 inventory compared to 2011. In the first half of 2012, our strip ratio was 1.4:1, increasing our production costs and average cost per ounce sold for 2012. Additionally, the average cost per gold ounce on the leach pads in the beginning of 2012 was $825/oz, an increase of $186/oz compared to the beginning of the year of 2011. The aforementioned increases in adjusted cash costs[1] were partially offset by the additional revenue resulting from the silver ounce to gold ounce ratio increasing to 6.1:1 in 2012 compared to 4.2:1 in 2011.

•

Cash used in operations totaled $21.1 million, cash used in investing activities was $275.2 million and financing activities generated $368.4 million of cash, increasing the Company’s cash balance at year end to $347 million.

•

Year-to-date, up to and including February 21, 2013, we mined and placed 6.0 million tons of ore containing approximately 67,000 ounces of gold and 513,000 ounces of silver. In that same period, approximately 24,000 ounces of gold and approximately 140,000 ounces of silver have been or were available to be sold. We are currently installing additional carbon column capacity and to be able to process 100% solution flows in March 2013. The on-site carbon strip circuit capacity will handle all of our carbon.

[1]	Allied Nevada uses a non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the 2012 Annual Report on Form 10-K titled “Non-GAAP Financial Measures” for further information regarding these measures.

•

Proven and probable reserves were 11.9 million ounces of gold and 509.6 million ounces of silver (1.1 billion tons grading 0.011 opt gold and 0.46 opt silver). The life of mine waste to ore strip ratio declined to 1.15:1 (from 1.26:1).

“As with any company growing as quickly as Allied Nevada, we experienced some successes as well as some disappointments this past year. With the additions to the mining fleet and the completion of the Lewis leach pad, we were able to increase our tons placed on the leach pads by 77%. Since more than 40% of the ounces were placed on the pad in the fourth quarter, we are well positioned to achieve our 2013 guidance,” said Scott Caldwell, Allied Nevada President and Chief Executive Officer. “We’ve made a number of changes to the employee base over the past year, including doubling of the workforce at Hycroft, working alongside more than 200 contract employees, and strengthening our management team. I am confident that together we have the depth to build one of North America’s largest gold and silver mines. It goes without saying that during this effort, safety will continue to be our focus in the coming year as our people are our number one priority at Allied Nevada.”

Hycroft Operations Update

Key statistics for the Hycroft Mine for the year ended December 31, 2012, compared with 2011, are as follows:

		Years ended December 31,
		2012	2011
Ore tons mined	000s	30,299	16,638
Stockpiled mill ore tons mined	000s	3,346	—
Waste tons mined	000s	22,088	11,393

Total tons mined	000s	55,733	28,031

Excavation and pre-strip tons mined	000s	4,945	5,976

Ore grade - gold	oz/ton	0.012	0.013
Ore grade - silver	oz/ton	0.21	0.34

Ounces produced - gold		136,930	104,002
Ounces produced - silver		794,097	479,440

Ounces sold - gold		114,705	88,191
Ounces sold - silver		696,144	372,000

Average realized price - gold	$/oz	$1,681	$1,577
Average realized price - silver	$/oz	$31	$35

Average spot price - gold	$/oz	$1,669	$1,572
Average spot price - silver	$/oz	$31	$35

Total adjusted cash costs[1]	000s	$73,186	$43,062
Adjusted cash costs per ounce[1]		$638	$488

Hycroft completed its fourth full year of operations in 2012. The additions to mining equipment this year, including a third hydraulic shovel, 15 Komatsu 320-ton trucks and two Caterpillar 795 trucks, as well as production drills and support equipment, led to a total of 60.7 million tons being mined in 2012, almost double that mined in 2011. The average grade of ore placed on the leach pads in 2012 of 0.012 opt for gold and 0.21 opt for silver was commensurate with our forecasts but lower than 2011. Tons placed on the pad in

[1]

Allied Nevada uses a non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the 2012 Annual Report on Form 10-K titled “Non-GAAP Financial Measures” for further information regarding this measure.

2012 Financial & Operating Results	2

2012 increased 82%, and ounces placed totaled 371,000 ounces of gold and 6.5 million ounces of silver. Leach pad capacity was increased by approximately 3.0 million square feet with the completion of the Lewis leach pad, bringing total capacity to approximately 12.0 million square feet. Management continues to expect the gyratory crusher, north leach pad and Merrill-Crowe processing facility to be completed and operational in the third quarter of 2013. The new Merrill-Crowe plant will add 21,500 gallons per minute of processing capacity, which, along with current capacity, will be sufficient for the heap leach and milling operations.

The amount of cash used in investing activities significantly increased in 2012 to $275.2 million due to the ongoing expansion projects at Hycroft. During 2012, cash additions to plant, equipment, and mine development included $103.7 million for the mill project, $59.4 million for the crusher project, $35.3 million for mine development, $30.1 million for leach pad expansions, $9.4 million for an employee housing project, $8.7 million for mine equipment, and $15.6 million for other additions. Significant additions for the mill project included the purchase of SAG mills, ball mills, a regrind mill, and engineering costs. Significant additions for the crusher project included the purchase of a gyratory crusher, secondary and tertiary crushers, and excavation costs. The mill excavation began in the third quarter of 2012 and is expected to be completed in the first quarter of 2013.

Operating cash flows before operating assets and liability changes totaled $85.6 million. Operating assets and liabilities increased approximately $106.7 million during 2012, and included a receivable from the sale of unprocessed carbon and precipitate totaling $60.5 million as well as increases in inventory resulting from the expansion of our heap leach operations. Stockpiling of sulfide ore containing 32,074 ounces of recoverable gold, for the mill also contributed to the increase. Net cash used in operations totaled $21.1 million. The receivable for the sale of unprocessed carbon and precipitate is expected to be a one-time event due to our installation of an on-site carbon processing facility and is expected to be collected in 2013.

Hycroft Expansion Projects

The capital cost estimate for the expansion project remains $1.24 billion. To date, we have purchased or have fixed contracts in place for approximately $634.7 million, or 51% of the total capital budget and these purchases have come in approximately 5% below original estimate. As a result, the difference has been allocated to contingency which has increased to $97 million, from $65 million, representing 16% of the remaining capital to be committed of $608.3 million. Management believes that the expansion can be funded with the $347 million of cash on hand at December 31, 2012, an undrawn revolving line of credit for $120 million, capital lease financing, and operating cash flow.

Exploration Activities

Drilling activities at Hycroft in 2012 totaled 255,600 feet in 265 holes and were directed towards: infill drilling to upgrade inferred resources within the reserve pit; material collection in support of engineering and ongoing metallurgical work; condemnation drilling related to new facility placement; and limited step-out drilling.

Drilling at our advanced exploration properties in 2012 was directed towards the Hasbrouck Project (primarily the nearby Three Hills deposit) and at Wildcat. At the Hasbrouck project, drilling of approximately 21,010 feet in 37 holes was directed towards growing the mineralized material at Hasbrouck and an initial program on the Three Hills deposit. A total of 26,000 feet in 36 holes was drilled at Wildcat in 2012 with the first pass initial program being completed. We have completed resource block models for each property and expect to provide an updated resource for each of Hasbrouck/Three Hills and Wildcat in the second quarter of 2013.

Outlook

On January 18th, we announced production and cash cost guidance for the 2013 year. We are forecasting more than a 60% increase in sales at Hycroft to approximately 225,000 to 250,000 ounces of gold and 1.5 million to 1.8 million ounces of silver. Sales in the first half of the year are expected to be approximately

2012 Financial & Operating Results	3

90,000 to 100,000 ounces of gold. We expect to move approximately 94.1 million tons of material, including 46.5 million tons of ore at average grades of 0.012 opt gold and 0.25 opt silver. With the addition of two wire rope shovels in the latter half of the year, our mining rate is expected to increase in the second half to an average of 290,000 tons per day from 200,000 tons per day. The overall strip ratio for 2013 is expected to be 0.6:1. A number of critical projects must be completed to achieve the higher end of the stated guidance range of metal sales. The stated guidance assumes that there will be no material delays in the start-up of the North Leach Pad, the new 21,500 gallon per minute Merrill-Crowe facility (both expected to be operational in the third quarter of 2013) or operation of additional mobile equipment. Adjusted cash costs1 for 2013 is expected to be in the range of $565 to $585 per ounce (with silver as a byproduct credit and utilizing a silver price of $28 per ounce).

Capital expenditures in 2013 are expected to total approximately $399.2 million of which $130.8 million is expected to be financed with capital leases. Of the budgeted $399.2 million, $27.5 million is for sustaining capital and the remainder is to advance the Hycroft expansion project including equipment, infrastructure, engineering, permitting, and support programs. Major additions to mobile equipment in 2013 include nine haul trucks, seven production drills and the first two wire rope shovels, which are expected to become operational in the third quarter and fourth quarter, respectively.

Company-wide exploration expense is projected to be $7.5 million in 2013 and does not include capitalized drilling. In addition to corporate office expense and annual land holding costs of approximately $3.2 million, we expect exploration dollars in 2013 to be directed towards follow-up drilling in the Three Hills area of the Hasbrouck project, where we have had previous success, and also to test Hycroft regional targets identified in the southern region of the Hycroft property claim block.

The results presented in this press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on SEDAR and EDGAR and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP (with the exception of the non-GAAP financial measure adjusted cash costs1) and are expressed in U.S. dollars.

Conference Call Information

Allied Nevada will host a conference call to discuss these results on Monday, February 25, 2013, at 9:00 am ET, which will be followed by a question and answer session.

To access the call, please dial:

Canada & US toll-free – 1-800-814-4859

Outside of Canada & US – 1-416-644-3414

Replay (available until March 11, 2013):

Access code: 4603640#

Canada & US toll-free – 1-877-289-8525

Outside of Canada & US – 1-416-640-1917

An audio recording of the call will be archived on our website at www.alliednevada.com.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

[1]	Allied Nevada uses a non-GAAP financial measure “adjusted cash costs” in this document. Please see the section at the end of this press release and in the 2012 Annual Report on Form 10-K titled “Non-GAAP Financial Measures” for further information regarding this measure.

2012 Financial & Operating Results	4

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act, that are intended to be covered by the safe harbor created by such sections. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Such forward-looking statements include, without limitation, statements regarding the timing for completion of the leach pad expansion and Merrill-Crowe processing facility, the expected capacity and sufficiency of the Company’s processing facilities upon completion of planned expansion projects, timing of results and indications of exploration drilling currently underway at Hycroft and exploration properties, including the Hasbrouck/Three Hills properties; delays in processing gold and silver, the potential for confirming, upgrading and expanding gold and silver mineralized material; reserve and resource estimates and the timing of the release of updated estimates for the Hasbrouck/Three Hills and Wildcat properties; estimates of gold and silver grades; expectations regarding gold and silver recovery, anticipated sales, costs, project economics, capital expenditures, cash flows and operating costs, the expected sources of capital for the Hycroft expansion and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; delays in the start-up of expansion new processing facilities or operation of new equipment, risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been reviewed and approved by Donald Harris, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10819, who is Manager of Hycroft Exploration for Allied Nevada Gold Corp. and Dan Moore, Vice President, Technical Services, a Registered Professional Engineer and a registered member of the Society for Mining, Metallurgy and Exploration (#2257810) who are a Qualified Persons as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hycroft Technical Report which will be filed within the regulatory timeframe on www.sedar.com. For further information regarding technical information in relation to the Hasbrouck and Three Hills properties, please see the Technical Report titled “Technical Report, Allied Nevada Gold Corp. Hasbrouck Property, Tonopah, Nevada, USA” dated April 11, 2012, available on www.sedar.com. For further information regarding technical information in relation to the Wildcat property, please see the Technical Report titled “Updated Technical Review, Wildcat Project, Pershing County, Nevada” dated August 14, 2006, available on www.sedar.com.

Non-GAAP Financial Measures

Adjusted cash costs is a non-GAAP financial measure, calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of by-product revenue earned from silver sales. Adjusted cash costs provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the Company’s performance of the mining operations and ability to generate cash flows over multiple periods. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other mining companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The table below presents a reconciliation between non-GAAP adjusted cash costs to cost of sales (GAAP) for the years ended December 31, 2012 and 2011 (in thousands, except ounces sold):

	Years ended December 31,
	2012	2011
Total cost of sales (000s)	$109,492	$63,029
Less:
Depreciation and amortization (000s)	(14,594)	(6,984)
Silver revenues (000s)	(21,712)	(12,983)

Total adjusted cash costs (000s)	$73,186	$43,062
Gold ounces sold	114,705	88,191
Adjusted cash cost per ounce	$638	$488

2012 Financial & Operating Results	5

ALLIED NEVADA GOLD CORP.

CONSOLIDATED BALANCE SHEETS

(US dollars in thousands, except shares)

	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$347,047	$275,002
Accounts receivable	60,479	—
Inventories	55,818	28,305
Ore on leachpads, current	93,088	64,230
Prepaids and other	12,084	6,687
Deferred tax assets, current	—	1,795

Current assets	568,516	376,019
Restricted cash	31,837	18,798
Stockpiles and ore on leachpads, non-current	38,357	11,320
Other assets, non-current	38,499	2,196
Plant, equipment, and mine development, net	515,902	190,694
Mineral properties, net	44,616	44,706
Deferred tax assets, non-current	—	13,473

Total assets	$1,237,727	$657,206

Liabilities:
Accounts payable	$60,292	$26,314
Interest payable	2,756	—
Other liabilities, current	9,762	3,166
Debt, current	28,614	10,306
Asset retirement obligation, current	331	339
Deferred tax liabilities, current	76	—

Current liabilities	101,831	40,125
Other liabilities, non-current	10,223	9,327
Debt, non-current	496,578	34,245
Asset retirement obligation, non-current	8,726	8,387
Deferred tax liabilities, non-current	395	—

Total liabilities	617,753	92,084

Commitments and Contingencies

Shareholders’ Equity:
Common stock, $0.001 par value Shares authorized: 200,000,000 Shares issued and outstanding: 2012-89,734,112 and 2011-89,646,988	90	90
Additional paid-in-capital	601,553	589,012
Accumulated other comprehensive loss	(5,416)	—
Retained earnings (accumulated deficit)	23,747	(23,980)

Total shareholders’ equity	619,974	565,122

Total liabilities and shareholders’ equity	$1,237,727	$657,206

2012 Financial & Operating Results	6

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(US dollars in thousands, except per share amounts)

	Years Ended December 31,
	2012	2011	2010
Revenue	$214,559	$152,029	$130,930
Operating expenses:
Production costs	94,898	56,045	57,713
Depreciation and amortization	14,594	6,984	6,972

Total cost of sales	109,492	63,029	64,685

Exploration, development, and land holding costs	7,367	28,174	24,969
Accretion	564	450	442
Corporate general and administrative	16,269	18,593	17,299

Income from operations	80,867	41,783	23,535

Other income (expense):
Interest income	899	473	145
Interest expense	(17,908)	(712)	—
Foreign exchange gain, net	—	4	3,067
Gain on sale of mineral property	—	1,097	—
Other income, net	292	413	269

Income before income taxes	64,150	43,058	27,016

Income tax (expense) benefit	(16,423)	(6,349)	7,112

Net income	47,727	36,709	34,128

Other comprehensive loss, net of tax
Change in fair value of effective portion of cash flow hedge instruments, net of tax	(5,940)	—	—
Settlements of cash flow hedges, net of tax	2,297	—	—
Reclassifications into earnings, net of tax	(1,773)	—	—

Other comprehensive loss, net of tax	(5,416)	—	—

Comprehensive income	$42,311	$36,709	$34,128

Income per share:
Basic	$0.53	$0.41	$0.41
Diluted	$0.52	$0.40	$0.41

2012 Financial & Operating Results	7

ALLIED NEVADA GOLD CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$47,727	$36,709	$34,128
Adjustments to reconcile net income for the period to net cash (used in) provided by operating activities:
Depreciation and amortization	14,594	6,984	6,972
Accretion	564	450	442
Stock-based compensation	4,339	6,562	8,375
Deferred taxes	18,656	4,116	(7,111)
Gain on sale of mineral property	—	(1,097)	—
Other non-cash items	(300)	(397)	(269)
Changes in operating assets and liabilities:
Accounts receivable	(60,479)	—	—
Inventories	(23,849)	(16,843)	(3,035)
Stockpiles and ore on leach pads	(45,235)	(22,074)	(14,008)
Prepaids and other	(2,228)	1,194	(3,493)
Accounts payable	16,285	1,310	2,490
Interest payable	2,756	—	—
Asset retirement obligation	(540)	(775)	(470)
Other liabilities	6,599	1,282	274

Net cash (used in) provided by operating activities	(21,111)	17,421	24,295

Cash flows from investing activities:
Additions to plant, equipment, and mine development	(262,216)	(81,554)	(37,025)
Additions to mineral properties	(130)	(114)	—
Increases in restricted cash	(13,039)	(3,778)	(954)
Proceeds from other investing activities	136	183	131

Net cash used in investing activities	(275,249)	(85,263)	(37,848)

Cash flows from financing activities:
Proceeds from issuance of common stock	464	815	279,240
Payments of share issuance costs	—	—	(17,886)
Proceeds from debt issuance	400,400	—	—
Payments of debt issuance costs	(15,340)	(476)	—
Proceeds from sale-leaseback agreement	—	9,471	—
Repayments of principal on capital lease obligations	(16,323)	(5,591)	(1,553)
Excess tax (expense) benefit from stock-based awards	(796)	796	—

Net cash provided by financing activities	368,405	5,015	259,801

Net increase (decrease) in cash and cash equivalents	72,045	(62,827)	246,248
Cash and cash equivalents, beginning of year	275,002	337,829	91,581

Cash and cash equivalents, end of year	$347,047	$275,002	$337,829

Supplemental cash flow disclosures:
Cash paid for interest	$21,367	$1,167	$440
Cash paid for income taxes	3,950	—	800
Non-cash financing and investing activities
Mining equipment acquired by capital lease	84,877	35,823	9,873
Plant and equipment additions through accounts payable increase	27,740	10,047	—
Accounts payable reduction through capital lease	10,047	—	—
Additional paid in capital increase from award modification and settlement of outstanding DPU liability	7,453	—	—
Mineral properties increase from deferred tax adjustment	—	5,611	—

2012 Financial & Operating Results	8